Exhibit 99.1

NEWS RELEASE

COLIBRYS ACQUIRES APPLIED MEMS BUSINESS FROM I/O

Merged Entity will be a Leading Global Provider of Advanced MEMS Technology

HOUSTON — December 17, 2004 — Input/Output, Inc. (NYSE: IO) and Colibrys SA, a privately-held firm based in Neuchâtel, Switzerland, announced today that Colibrys has completed the acquisition of the Applied MEMS subsidiary from I/O in an all-stock transaction.  Colibrys designs and manufactures high-performance MEMS (Micro-Electro-Mechanical-Systems) products and offers contract manufacturing services for MEMS devices to customers in the defense, aerospace, telecommunications, life sciences, industrial imaging, and energy industries.  The new company, which will retain the name Colibrys and remain headquartered in Switzerland, will become one of the largest and most technologically advanced firms in the global MEMS industry.

Bob Peebler, President and Chief Executive Officer of I/O, commented on the transaction, “We are convinced that MEMS-based sensors like VectorSeis® will increasingly become the sensors of choice for seismic imaging in the oil and gas business.  To drive the rapid adoption of MEMS-based seismic sensors, I/O believes that continuous improvements in the design and manufacture of the core MEMS technology will be required.  Combining our Applied MEMS business with a high-end MEMS company such as Colibrys is the surest way to achieve our long-term objectives.  Just as I/O and Applied MEMS have pioneered advanced MEMS technology for seismic imaging, Colibrys has developed breakthrough technology applications for other industries.  We and Colibrys both believe the new entity can unlock significant synergies for our customers and our stakeholders.”

Peebler continued, “Through this transaction, we will be better positioned to reduce costs and improve gross margins on VectorSeis-based seismic imaging systems, reduce future investment requirements to sustain technology leadership in MEMS, and mitigate some manufacturing risk by having multiple supply sources for VectorSeis accelerometers.  At the same time, we have structured the venture to ensure that I/O’s interests are protected and to share in any future upside.”

I/O will retain a minority equity interest in the new company and hold one seat on the Colibrys Board of Directors.  I/O also will retain ownership of all intellectual property associated with the Applied MEMS business and will license this technology to Colibrys as part of the transaction. Moving forward, Colibrys will be the supplier to I/O of MEMS accelerometers used in the company’s VectorSeis digital, full-wave seismic sensors while I/O will have preferential rights to Colibrys’ MEMS technology for seismic applications involving natural resource extraction.

Sean Neylon, Chief Executive Officer of Colibrys, commented on the acquisition of Applied MEMS, “We enthusiastically welcome Applied MEMS to the Colibrys family.  This transaction is complementary in so many ways.  It dramatically strengthens our position in the energy sector and the U.S. marketplace, two strategic areas we had targeted for future growth.  By combining our engineering, manufacturing, and marketing efforts, the new Colibrys will be positioned to extend its leadership position in the high-end motion sensing segment where defense, aerospace, and seismic applications offer significant, long-term growth potential.  The new company will also have greater financial scale and flexibility, which should allow Colibrys to take advantage of future opportunities for organic growth and acquisitions and to make the investments required to enhance our leadership position in the markets we serve around the world.

“Our private equity investors are extremely supportive of this transaction.  They see the synergies that result from the combination of Applied MEMS and Colibrys and believe that the new company satisfies a market need for an independent, high-end MEMS sensor provider with a global footprint.”

Howard Goldberg, former General Manager of Applied MEMS and an Executive Vice President in the new entity, added, “The entire Applied MEMS team is excited to be joining the Colibrys family.  This transaction creates an all-around win for the companies involved and for our customers who will have immediate access to a broad, complimentary technology base and a one-stop shop for their MEMS needs.  We look forward to collaborating with our new colleagues.”

Additional information about the companies and the transaction is available on the I/O website at: http://www.i-o.com/About_us/News_Room/

About I/O

I/O is the world’s leading, technology-only seismic services provider.  The company provides cutting-edge seismic acquisition equipment, software, and planning and seismic processing services to the global oil and gas industry.  The company’s technologies are applied in both land and marine environments, in traditional 2D and 3D surveys, and in rapidly growing areas like time-lapse (4D) reservoir monitoring and full-wave imaging.  I/O has offices in the United States, Canada, Europe, China, Russia and the Middle East.  Additional information is available at www.i-o.com.

About Applied MEMS

Applied MEMS partners with visionaries in the life sciences, energy, telecommunications, and other high-tech industries to develop innovative MEMS solutions that open new markets, enable new functionality, lower R&D costs, and shorten time to market.  Applied MEMS manufactures and distributes the industry’s lowest-noise commercial accelerometer, Si-Flex™, for applications that include test and measurement, earthquake and structural monitoring, and defense. Additional information is available at www.appliedmems.com.

About Colibrys

Colibrys is a world-leading supplier of standard MEMS products and innovative custom MEMS solutions.  Colibrys has the full breadth of MEMS capability, undertaking design, development, wafer fab manufacture, packaging, and test of MEMS components.  Colibrys is focusing its efforts where the potential for market sales growth remains very high, especially in professional Navigation and Guidance systems, Life sciences, Telecommunications networks, Energy, and Industrial Imaging and Display Applications.  Additional information is available at www.colibrys.com.

About MEMS Technology

MEMS (Micro-Electrical-Mechanical Systems) are highly miniaturized devices that integrate a number of functions including fluidics, optics, mechanics and electronics on a single silicon chip using techniques similar to traditional integrated circuit process technology.  MEMS merges sensing, actuating, and computing into miniature systems that enable enhanced levels of perception, control and performance.

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CONTACT:	Kelly Smith	Nathalie Odietiaoui
	I/O Corporate Marketing	Colibrys Corporate Marketing
	+1 (281) 879-3593	+41 32 720 5590